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                                                                     EXHIBIT 3.6

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                     7% SERIES B CONVERTIBLE PREFERRED STOCK

                             OF ELOYALTY CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

      The undersigned do hereby certify that the following resolution was duly adopted by the Board of Directors of eLoyalty Corporation, a Delaware corporation, on December 19th, 2001:

      WHEREAS, the Certificate of Incorporation of eLoyalty Corporation, a Delaware corporation (the "Corporation"), authorizes the Corporation to issue a total of 40,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), which may be divided into one or more series as the Board of Directors may determine;

      WHEREAS, the Certificate of Incorporation of the Corporation expressly vests in the Board of Directors the authority to fix and determine the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Preferred Stock;

      WHEREAS, the Board of Directors deems it advisable to designate a series of the Preferred Stock consisting of 5,000,000 shares designated as 7% Series B Convertible Preferred Stock; and

      WHEREAS, immediately prior to the filing of this Certificate of Designation with the Secretary of State of the State of Delaware, the Corporation filed an amendment to its Certificate of Incorporation which, among other things, gave effect to a one-for-ten reverse stock split of the Corporation's common stock, $.01 par value per share.

      NOW, THEREFORE, IT IS HEREBY RESOLVED, that pursuant to Article IV of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock hereby designated as 7% Series B Convertible Preferred Stock, to consist of 5,000,000 shares, having a par value of $.01 per share, which series shall have the voting rights, designations, powers, preferences, relative and other special rights, and the qualifications, limitations and restrictions set forth below:

      Series B Convertible Preferred Stock. 5,000,000 of the authorized shares of Preferred Stock are hereby designated "7% Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred Stock are as follows:


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(a)   Dividend Rights.

      (i) Subject to the right of any other series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series B Preferred Stock, the holders of Series B Preferred Stock, in preference to the holders of common stock, par value $.01 per share, of the Corporation (the "Common Stock"), the Series A Junior Participating Preferred Stock, par value $.01 per share, of the Corporation and any other stock of the Corporation hereafter created which shall be junior to the Series B Preferred Stock (together, "Series B Junior Stock"), shall be entitled to receive dividends, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, at the rate of 7% of the Series B Original Issue Price (as defined below) per annum (the "Series B Dividend Rate") on each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). For any share of Series B Preferred Stock, such dividends shall begin to accrue commencing upon the first date such share is issued and becomes outstanding and shall be payable semi-annually in cash on January 1 and July 1 of each year, beginning on July 1, 2002 (each, a "Dividend Payment Date"), provided, that, (i) if any such Dividend Payment Date is not a Business Day, then any such dividend shall be payable on the next Business Day, and (ii) any such dividend shall be payable only as the Board of Directors may from time to time determine, and only when, as and if declared by the Board of Directors. Subject to the foregoing, any such dividend shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared, provided, however, that such date may not be more than 60 days nor less than 10 days prior to the applicable dividend payment date. Such dividends shall accrue day by day and shall be cumulative, whether or not declared by the Board of Directors and whether or not there shall be funds legally available for the payment of dividends. The original issue price of the Series B Preferred Stock shall be $5.10 (the "Series B Original Issue Price"). Dividends payable for any period shorter or longer than a semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends in arrears may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, without reference to any regular Dividend Payment Date. Any dividend paid upon the Series B Preferred Stock at a time when any accrued dividends for any prior periods are delinquent shall be expressly declared as a dividend in whole or partial payment of the accrued dividend for the earliest period or periods for which dividends are then delinquent, and shall be so designated to each holder to whom payment is made thereof. The term "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of Chicago, Illinois are authorized or required by law to be closed.

      (ii) So long as any shares of Series B Preferred Stock shall be outstanding, without the prior written consent of the holders of a majority of the then issued and outstanding shares of Series B Preferred Stock, no dividend (other than a Common Stock dividend paid pro rata to the Corporation's stockholders), whether in cash, securities or other property, shall be paid or declared, nor shall any other distribution (other than a Common


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Stock dividend paid pro rata to the Corporation's stockholders) be made, on any
Series B Junior Stock, nor shall any shares of any Series B Junior Stock of the Corporation be purchased, redeemed or otherwise acquired for value by the Corporation or any of its subsidiaries (except (A) for acquisitions of Common Stock by the Corporation or its subsidiaries pursuant to stock-based compensation arrangements or agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation or its subsidiaries for a price not greater than the cost thereof to the applicable service provider, (B) for acquisitions by the Corporation or its subsidiaries in whole or partial satisfaction of the exercise price or applicable tax withholding requirements in respect of any option, restricted stock or similar award made pursuant to any compensation or benefit plan, agreement or arrangement maintained or assumed by the Corporation or its subsidiaries and (C) by conversion into or exchange for Series B Junior Stock or any security convertible into or exchangeable for Series B Junior Stock) until all dividends (set forth in Section (a)(i) above) then accrued on the Series B Preferred Stock shall have been paid or declared and set apart. In the event that the Corporation shall declare a dividend or distribution payable in securities of the Corporation or of other persons (other than a dividend paid solely in shares of Common Stock), evidences of indebtedness issued by the Corporation or other persons, or options or rights to purchase any such securities or evidences of indebtedness or other assets (including cash) to the holders of the Common Stock, then the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though the holders of the Series B Preferred Stock were the holders of the number of shares of Common Stock into which their respective shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of the Common Stock entitled to receive such dividend or distribution (calculated as if the Series B Preferred Stock were convertible upon the Series B Original Issue Date and without consideration of the restriction on conversion contained in Section (d)(i) hereof).

(b)   Voting Rights.

      (i) General Rights. Except as otherwise provided herein or as required by law, the Series B Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred Stock are convertible pursuant to Section (d) hereof immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent (calculated as if the Series B Preferred Stock were convertible upon the Series B Original Issue Date and without consideration of the restriction on conversion contained in Section (d)(i) hereof).

      (ii) Separate Vote of Series B Preferred Stock. In addition to any other vote or consent required herein or by law, the vote of the holders of at least a majority of the


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outstanding Series B Preferred Stock shall be necessary for effecting or validating the following actions:

            (A) any action that authorizes, creates or results in the issuance of any class or series of stock or any other securities convertible into or exercisable for equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock;

            (B) any increase or decrease in the authorized number of shares of Series B Preferred Stock; or

            (C) any amendment, waiver, alteration or repeal of any provisions of the Certificate of Incorporation (including without limitation by merger, consolidation or otherwise) or Bylaws of the Corporation in a way that, directly or indirectly, adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

      (iii) Special Voting Rights. During the period beginning on the Series B Original Issue Date (as defined below), and ending on the date which is six months after the Series B Original Issue Date, the Corporation shall not consummate any Sale Transaction to which it is a party unless such Sale Transaction has been approved by the affirmative vote of the holders of at least 85% of the Series B Preferred Stock present in person or by proxy and entitled to vote at a stockholder meeting called for the purpose of approving such Sale Transaction.

(c)   Liquidation Rights.

            (i) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series B Junior Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series B Preferred Stock, the holders of Series B Preferred Stock shall be entitled to be paid in cash out of the assets of the Corporation an amount per share of Series B Preferred Stock equal to 100% of the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus an amount equal to accrued but unpaid dividends (the "Liquidation Preference"), for each share of Series B Preferred Stock held by each such holder. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation shall be insufficient to make payment in full of the Liquidation Preference to all holders of Series B Preferred Stock, then such assets shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After the payment of the foregoing full Liquidation Preference of the Series B Preferred Stock and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the


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      holders of the Series B Junior Stock and the Series B Preferred Stock, on
      an as converted basis; provided, however, that if, in connection with a Sale Transaction (as defined below), the holders of a share of the Common Stock (before giving effect to the payment of the Liquidation Preference but after giving effect to the payment of the liquidation preference of any other class of Preferred Stock and assuming conversion in full of the outstanding shares of Series B Preferred Stock into Common Stock) would receive consideration with a value of at least four times the Series B Original Issue Price (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), then in lieu of the Liquidation Preference plus participation with the Series B Junior Stock provided for above, the holders of the Series B Preferred Stock shall receive the amount that they would be entitled to receive if all shares of Series B Preferred Stock were converted to Common Stock immediately prior to the Sale Transaction. The Corporation shall not enter into any Sale Transaction that does not provide for the treatment of the holders of Series B Preferred Stock in a manner consistent (assuming in the case of a merger or consolidation that the assets of the Corporation legally available for distribution equals the aggregate consideration to be received by the Corporation's stockholders in such merger or consolidation) with the provisions of this Section (c). In the event the requirements of the immediately preceding sentence are not complied with in connection with a Sale Transaction, the Corporation shall forthwith either (A) cause the closing of such Sale Transaction to be postponed until such time as such requirements have been complied with or (B) cancel such Sale Transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section
      (c)(iv) hereof. Upon receipt by any holder of the full amount of the distributions to such holder as contemplated by this Section (c)(i) in respect of any share of Series B Preferred Stock, such share of Series B Preferred Stock shall be deemed to be retired and shall no longer be outstanding.

            (ii) The following events (each a "Sale Transaction") shall be considered a liquidation under this Section:

                  (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a direct contracting party in which in excess of 50% of the Corporation's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an "Acquisition"); or

                  (B) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").


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            (iii) In any of the events set forth in subparagraph (ii), if the consideration received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                  (A) Securities not subject to restrictions on free
            marketability covered by subparagraph (B) below:

                        (1) If traded on a securities exchange or through the
                  Nasdaq National Market (or a similar national quotation system), the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30 day period ending three days prior to the closing;

                        (2) If actively traded over-the-counter, the value shall
                  be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and

                        (3) If there is no active public market, the value shall
                  be the fair market value thereof, as determined in good faith by the Board of Directors.

                  (B) The method of valuation of securities subject to
            restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs (iii)(A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

            (iv) Written notice of any such liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of the Corporation within the meaning of this Section, which states the payment date, the place where said payments shall be made and the date on which conversion rights as set forth herein terminate as to such shares (which shall be not less than 10 days after the date of such notice), shall be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than 20 days prior to the payment date stated therein, to the then holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown on the records of the Corporation.

      (d) Conversion Rights. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock:

            (i) Optional Conversion. Subject to and in compliance with the provisions of this Section (d), any shares of Series B Preferred Stock may, at the option of the holder, be converted at any time on and after the date which is six months after the Series B Original


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      Issue Date into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Preferred Conversion Rate" then in effect (determined as provided in subsection (ii)) by the number of shares of Series B Preferred Stock being converted.

            (ii) Series B Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the "Series B Preferred Conversion Rate") shall be the quotient obtained by dividing the Series B Original Issue Price by the "Series B Preferred Conversion Price," calculated as provided in subsection (iii) below.

            (iii) Series B Preferred Conversion Price. The conversion price for the Series B Preferred Stock shall initially be the Series B Original Issue Price (the "Series B Preferred Conversion Price"). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section (d). All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

            (iv) Mechanics of Conversion. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section (d) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (v) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) at any time or from time to time after the date that the first share of Series B Preferred Stock is issued (the "Series B Original Issue Date"), the Series B Preferred Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series B Preferred Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series B Preferred Conversion


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      Price. The Series B Preferred Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used in this Section (d), the term "Common Stock Event" shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or (iii) a combination or consolidation, by reclassification or otherwise, of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (unless the Series B Preferred Stock is combined, consolidated or reclassified on an equal basis).

            (vi) Adjustment for Other Dividends and Distributions. If at any time or from time to time after the Series B Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock (or fixes a record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution) payable in securities of the Corporation or any of its subsidiaries other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation or such subsidiary which they would have received had their Series B Preferred Stock been converted into Common Stock (determined as if the Series B Preferred Stock were convertible upon the Series B Original Issue Date and without consideration of the restriction on conversion contained in Section (d)(i) hereof) on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section (d) with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms. Notwithstanding the foregoing, the adjustment provided by this Section (d)(vi) shall not be made if the holders of the Series B Preferred Stock shall have received a proportionate dividend as provided in Section (a)(ii).

            (vii) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series B Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section (c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section (d)), in any such event each holder of Series B Preferred Stock shall have the right thereafter (to the extent such Series B Preferred Stock is convertible as otherwise provided herein) to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization,


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      reclassification or change (determined as if the Series B Preferred Stock were convertible upon the Series B Original Issue Date and without consideration of the restriction on conversion contained in Section (d)(i) hereof), all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (d) with respect to the rights of the holders of Series B Preferred Stock after such recapitalization, reclassification or other change (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock), to the end that the provisions of this Section (d) shall be applicable after that event and be as nearly equivalent as practicable.

            (viii) Adjustment for Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series B Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section (c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section (d)), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock, if any shares thereof remaining outstanding thereafter, shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (d) with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization, merger or consolidation (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock), to the end that the provisions of this Section (d) shall be applicable after that event and be as nearly equivalent as practicable.

            (ix) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section (c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other entity, or any Asset Transfer (as defined in Section (c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least 10 days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series B Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or


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      winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            (x) Automatic Conversion.

                  (A) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion Price, (i) with respect to holders of the Series B Preferred Stock other than the Investors (as defined below), if at any time after six months from the Series B Original Issue Date the Common Stock has a Closing Price (as defined below) of at least five times the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for thirty consecutive trading days, and (ii) with respect to the Investors, if at any time after six months from the Series B Original Issue Date (y) the Common Stock has a Closing Price (as defined below) of at least five times the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for thirty consecutive trading days, and (z) the Shelf Registration as defined in and provided for in the Amended and Restated Investor Rights Agreement, dated as of December 19, 2001 (as the same may be amended from time to time, the "Investor Agreement"), between the Corporation and the investors named on Exhibit A thereto (collectively with the Holders, as such term is defined in the Investor Agreement, the "Investors") has become effective under the Securities Act of 1933, as amended, and is available for sales of Common Stock by the Investors thereunder (to the extent the requirement to maintain such Shelf Registration effective has not at such time lapsed pursuant to Section 5 of such Investor Agreement). For purposes of this Section (d)(x), the term "Closing Price" shall mean (1) if the Common Stock is traded on a securities exchange or through the Nasdaq National Market (or a similar national quotation system), the closing price of the Common Stock on such exchange or the last sale price of the Common Stock on such quotation system, and (2) if clause (1) is inapplicable, the closing bid or sale price (whichever is applicable) in the over-the-counter market.

                  (B) Upon the occurrence of any of the events specified in
            subparagraph (A), the applicable outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the


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            holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of any of the Series B Preferred Stock, (y) the Corporation shall notify (the "Automatic Conversion Notice") each holder of such Series B Preferred Stock who is shown to be such a holder on the books of the Corporation as of the time immediately prior to such conversion, and (z) the holders of such Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock, which shall be designated in the Automatic Conversion Notice. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. Until such time as a holder of shares of Series B Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled pursuant to the terms hereof.

            (xi) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

            (xii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (xiii) Notices. Any notice required by the provisions of this Section (d) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after


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

      having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

            (xiv) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

            (xv) No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

            (xvi) Satisfaction of Accrued Dividends. Except as otherwise expressly provided, upon the conversion of any shares of Series B Preferred Stock into Common Stock as provided herein, the Corporation shall pay holders thereof all accrued but unpaid dividends out of funds legally available therefor.

      (e) Waiver. Any rights of the holders of Series B Preferred Stock set forth herein, other than the voting rights set forth in Section (b)(iii), may be waived by the affirmative vote or consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

      (f) Limitation on Reissuance of Shares. No share of shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series B Preferred Stock that the Corporation is authorized to issue.

      (g) Limitation on Transfer. The Series B Preferred Stock shall not be eligible to be transferred on the books of the Corporation prior to the one year anniversary of the Series B Original Issue Date except for transfers: (i) in connection with a Sale Transaction, (ii) in any transaction in which a holder that is a partnership or limited liability company distributes Series B Preferred Stock solely to its affiliates (including affiliated fund partnerships), current or former partners or members thereof, or (ii) by will or by the laws of intestate succession. Certificates issued in respect of the Series B Preferred Stock within one year after the Series B Original Issue Date shall bear a legend referencing the restrictions set forth in this Section (g).

      This Certificate of Designations, and the designations effected hereby, shall become effective upon filing.

      IN WITNESS WHEREOF, eLoyalty Corporation has caused this certificate to be signed by Kelly D. Conway, its President and Chief Executive Officer, and the same to be attested to by Timothy J. Cunningham, its Senior Vice President and Chief Financial Officer, this 19th day of December, 2001.

                                    eLOYALTY CORPORATION


                                    By:    /s/ Kelly D. Conway
                                       -----------------------------------------
                                    Name:  Kelly D. Conway
                                    Title: President and Chief Executive Officer

Attest:

By:    /s/ Timothy J. Cunningham
   --------------------------------
Name:  Timothy J. Cunningham
Title: Senior Vice President and Chief Financial Officer


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